U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

       Greenfield                   Barbara
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         (Last)                     (First)                   (Middle)

         1721 Trafalgar Circle
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             Hollywood                 FL                        33020
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             (City)                  (State)                     (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

          12/10/99
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

     Distribution Management Services, Inc.
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5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

         [X]      Director                          [X]    10% Owner
         [X]      Officer (give title below)        [ ]    Other (specify below)

         Vice President
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6.  If Amendment, Date of Original (Month/Year)

                                  N/A
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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                              3. Ownership Form
                              2.  Amount of Securities           direct (D) or
1.  Title of Security             Beneficially Owned             Indirect (I)
    (Instr. 4)                    (Instr. 4)                     (Instr. 5)
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       Common Stock                  1,200,000                       I
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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                 Table II -- Derivative Securities Beneficially
                  Owned (e.g., puts, calls, warrants, options,
                             convertible securities)
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                                               3. Title and Amount of Securities
                                                  Underlying Derivative Security
                        2. Date Exercisable      (Instr. 4)
                           and Expiration Date ---------------------------------
                           (Month/Day/Year)                       Amount
                        ----------------------                    or
                         Date         Expira-                     Number
1.  Title of Derivative  Exer-        tion                        of
    Security (Instr. 4)  cisable      Date       Title            Shares
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No securities owned

Explanation of Responses: The shares of Common Stock are owned by Double D, Inc., a corporation owned and controlled by Leo Greenfield and Barbara Greenfield, president and vice president, respectively, and directors of the Issuer.

By: /s/  Barbara Greenfield                                  December 15, 1999
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         Barbara Greenfield                                  Date
         **Signature of Reporting Person




         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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